Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated February 24, 2021 in the Registration Statement and related Prospectus of Bowman Consulting Group Ltd. and Affiliates for the registration of shares of its common stock.

/s/ Ernst & Young LLP

Tysons, Virginia
April 6, 2021